Exhibit 99.1

CRISPR Therapeutics Announces Leadership Transition

-CRISPR Therapeutics co-founder, Rodger Novak, M.D., to step down as President and Chairman, effective September 15, 2023-

-Samarth Kulkarni, Ph.D., to succeed Dr. Novak as Chairman and will continue serving as CEO of the Company-

ZUG, Switzerland and Boston, Mass., September 7, 2023 -- CRISPR Therapeutics (Nasdaq: CRSP), a biopharmaceutical company focused on creating transformative gene-based medicines for serious diseases, today announced that Rodger Novak, M.D., President and Chairman of the Board of CRISPR Therapeutics, has elected to leave CRISPR Therapeutics after nearly a decade of dedicated service to the Company. Dr. Novak’s departure will be effective as of September 15, 2023. As of that date, Samarth Kulkarni, Ph.D., Chief Executive Officer of CRISPR Therapeutics, will succeed Dr. Novak as Chairman of the Board of CRISPR Therapeutics and will continue serving as CEO of the Company.

“Since co-founding CRISPR Therapeutics nearly 10 years ago, Rodger has played a critical role in charting the growth of the company, first as CEO, and subsequently as the Chairman of the Board,” said Samarth Kulkarni, Ph.D., Chief Executive Officer of CRISPR Therapeutics. “He was instrumental in defining the business model of the company in its early days, establishing key collaborations, and shepherding the initial public offering and the early-stage development of exa-cel, our investigational therapy for severe sickle cell disease and transfusion-dependent beta thalassemia currently under regulatory review for commercial use. On behalf of my fellow board members, I want to thank Rodger for being a mentor to me and the management team, and for his dedicated commitment to CRISPR over the years.”

“I am proud of the rapid innovation and the strong execution at CRISPR Therapeutics over the last few years, which have positioned us as the pre-eminent gene editing company and brought us to the cusp of what could be the first approval for a CRISPR-based medicine,” said Rodger Novak, M.D., President and Chairman of the Board of CRISPR Therapeutics. “It has been extremely gratifying to be part of this journey. Having been with the company since inception and working closely with Sam for the past eight years, I am very happy to pass the baton to Sam, who has had a pivotal role in building CRISPR Therapeutics.”

“On behalf of the entire Board, I want to thank Rodger for his leadership in guiding the company during a critical time in its journey,” said Douglas Treco, Ph.D., Lead Independent Director of the CRISPR Therapeutics Board. “With outstanding management and a strong innovation engine, the Board is confident that CRISPR Therapeutics is on the right path to creating long-term value for shareholders and patients and continuing as the global leader in gene editing.”

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 platform. CRISPR/Cas9 is a revolutionary gene editing technology that allows for precise, directed changes to genomic DNA. CRISPR Therapeutics has established a portfolio of therapeutic programs across a broad range of disease areas including hemoglobinopathies, oncology, regenerative medicine and rare diseases. To accelerate and expand its efforts, CRISPR Therapeutics has established strategic partnerships with leading companies including Bayer, Vertex Pharmaceuticals and ViaCyte, Inc. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Boston, Massachusetts and San Francisco, California, and business offices in London, United Kingdom. For more information, please visit www.crisprtx.com.

CRISPR THERAPEUTICS® word mark and design logo are registered trademarks of CRISPR Therapeutics AG. All other trademarks and registered trademarks are the property of their respective owners.

Investor Contact:

Susan Kim

+1-617-315-4600

susan.kim@crisprtx.com

Media Contact:

Rachel Eides

+1-617-315-4493

rachel.eides@crisprtx.com